Exhibit 99.1

HECKMANN CORPORATION COMPLETES ACQUISITION

OF THERMO FLUIDS INC.

Strategic Acquisition Expands Heckmann’s Total Environmental Solutions Offering

Pittsburgh, PA – April 10, 2012 – Heckmann Corporation (NYSE: HEK) (“Heckmann”) today announced that it has completed the previously announced acquisition of TFI Holdings, Inc. and Thermo Fluids Inc. (collectively “TFI”), a route-based environmental services and waste recycling solutions company that focuses primarily on the collection and recycling of used motor oil (“UMO”).

The addition of TFI extends Heckmann’s single-source environmental solutions offering for the oil and gas industries, beyond water services solutions. This new business segment will be called Heckmann Environmental Services, or HES, and will be a “one-stop” shop for collection and recycling services of waste products, including used motor oil, wastewater, spent antifreeze, remanufactured antifreeze sales, used oil filters and parts washers.

“Three years ago, we established a business model for environmental service solutions. We built this foundation with our total water and wastewater solutions for the shale oil and gas industry. Acquiring the largest seller of preprocessed fuel oil from recovered used motor oil, or UMO, in the Western United States represents our next phase of growth,” said Richard J. Heckmann, Chairman and Chief Executive Officer of Heckmann Corporation. “We can now provide more comprehensive service offerings among the environmental services spectrum. HES augments our proven capabilities in water and wastewater services by diversifying our operations, revenue stream, geographic reach and customer base, while accelerating our top-line growth and providing us with significant free operating cash flow.”

Including HWR and HES, Heckmann pro-forma 2011 financial results would have been $270.6 million in revenues. Assuming three quarters of operations, Heckmann expects its HES business segment to generate revenues between $105 and $115 million for the nine-month period beginning in April 2012.

James Devlin, President and Chief Operating Officer of HES stated, “We have one of the largest environmental services networks in the Western United States. Our established business provides a steady, predictable revenue stream with growth opportunities driven by an increasing demand for reprocessed fuel oil, or RFO. Our business and corporate culture are well aligned with Heckmann, and we look forward to augmenting HWR’s operations with a complementary business segment poised for future growth.”

In connection with this acquisition, Heckmann paid approximately $227.5 million in cash from a previously announced senior notes offering and $17.5 million in restricted shares of Heckmann common stock.

About Heckmann Environmental Services

HES has operations throughout the Western United States, with facilities and customers in 18 states where it is the No. 1 or No. 2 provider of oil collection and environmental services in approximately 80% of the areas it serves. HES operates 31 facilities, a fleet of approximately 290 trucks, more than 190 railcars and has more than 230 employees. HES’ customers include Walmart, Penske, Jiffy Lube, Halliburton, Peabody Energy, ConocoPhillips and CEMEX.

HES provides an efficient and low-cost process whereby UMO is converted into RFO utilizing a proprietary filtration process to remove impurities and produce a cleaner, more desirable RFO with superior energy output characteristics. RFO is sold to industrial customers for less than half the cost of diesel fuel while generating more than twice the energy on a BTU dollar adjusted basis. RFO is also increasingly sold to re-refiners as a critical feedstock for the production of base lubricants. In 2011, this business processed and sold approximately 54 million gallons of reprocessed fuel oil to over 250 customers.

About Heckmann Corporation

Heckmann Corporation (NYSE: HEK) is a services-based environmental solutions company focused on total water solutions for shale or “unconventional” oil and gas exploration, and environmental services and waste recycling solutions. Heckmann’s water solutions segment is called Heckmann Water Resources, or HWR, and includes water disposal, trucking, fluids handling, treatment and pipeline transport facilities, and water infrastructure services for oil and gas exploration and production companies. Through these operations, HWR offers an integrated and efficient full service water program for hydraulic fracturing operations. Heckmann’s environmental services and waste recycling solutions segment is called Heckmann Environmental Services, or HES, and is a “one-stop” shop of collection and recycling services for waste products, including used motor oil, wastewater, spent antifreeze, remanufactured antifreeze sales, used oil filters and parts washers.

Forward Looking Statements

This press release may contain “forward-looking statements” within the meaning of the safe harbor provisions of the United States Private Securities Litigation Reform Act of 1995. Forward-looking statements in the press release include, without limitation forecasts of growth, revenues, adjusted EBITDA, and other matters that involve known and unknown risks, uncertainties and other factors that may cause results, levels of activity, performance or achievements to differ materially from results expressed or implied by this press release. Such risk factors include, among others: difficulties encountered in acquiring and integrating businesses, including Thermo Fluids; whether certain markets grow as anticipated; and the competitive and regulatory environment. These risks and uncertainties are discussed in Heckmann’s filings with the Securities and Exchange Commission, including its Annual Report on Form 10-K for the year ended December 31, 2011, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K. Do not rely on any forward-looking statement, as Heckmann cannot predict or control many of the factors that ultimately may affect its ability to achieve the results estimated. Heckmann makes no promise to update any forward-looking statement, whether as a result of changes in underlying factors, new information, future events or otherwise.

Contact:

Investor Relations:

The Piacente Group, Inc.

Brandi Piacente, +1 212-481-2050

heckmann@tpg-ir.com